Filed Pursuant to Rule 424(b)(3)
Registration No. 333-181777

KBS LEGACY PARTNERS APARTMENT REIT, INC.
SUPPLEMENT NO. 15 DATED JANUARY 29, 2014
TO THE PROSPECTUS DATED MARCH 8, 2013

This document supplements, and should be read in conjunction with, the prospectus of KBS Legacy Partners Apartment REIT, Inc. dated March 8, 2013, as supplemented by supplement no. 1 dated April 10, 2013, supplement no. 8 dated August 8, 2013, supplement no. 10 dated October 2, 2013, supplement no. 11 dated October 22, 2013, supplement no. 12 dated November 8, 2013, supplement no. 13 dated November 20, 2013 and supplement no. 14 dated January 28, 2014. As used herein, the terms “we,” “our” and “us” refer to KBS Legacy Partners Apartment REIT, Inc. and, as required by context, KBS Legacy Partners Limited Partnership, which we refer to as our “Operating Partnership,” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose the early termination of the primary offering.
Early Termination of the Primary Offering
We expected to continue our follow-on primary public offering until March 8, 2015.  However, on January 29, 2014, in consideration of our current size, the pace at which shares are sold in the primary offering, the costs associated with conducting a continuous primary offering, and the current conditions in the real estate and capital markets, our board of directors approved an early termination of the primary offering on March 31, 2014.  Subscriptions with all related documents and funds must be dated on or before March 31, 2014 and submitted promptly, but we recommend that subscription materials be submitted before then to ensure they are received in good order.  We will not accept any subscriptions, regardless of the date of the documents, after April 30, 2014 and, because of the necessary processing time, we cannot provide assurances that we will accept subscriptions received after March 31, 2014.  We also expect to announce and implement an updated primary offering selling price for new purchases of common stock in our primary offering on or about March 10, 2014, which will be effective for shares acquired beginning the following day.  Subscriptions dated on or before the date of the repricing announcement will be processed at the current primary offering price and subscriptions dated after such date will be processed at the new primary offering price, in each case subject to discounts that may be available for some categories of investors.
We may continue to offer shares under our dividend reinvestment plan after the primary offering terminates until we have sold $760,000,000 of shares through the reinvestment of distributions.

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